QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.1

divine, inc. Receives Notice of Nasdaq Delisting

        CHICAGO—March 4, 2003—divine, inc. (Nasdaq:    DVIN) announced today announced that The Nasdaq Stock Market had notified divine that, as a result of its Chapter 11 Bankruptcy filing on February 25, 2003, the fifth character "Q" was added to divine's trading symbol, changing the symbol from DVIN to DVINQ at the opening of business on February 28, 2003. In addition, divine has received notice that, in accordance with Marketplace Rules 4300 and 4450(f), shares of divine's Class A common stock will be delisted from The Nasdaq Stock Market as of the opening of business on Thursday, March 6, 2003. This delisting is a result of concerns about divine's Chapter 11 bankruptcy filing, its inability to continue to meet the listing requirements of The Nasdaq Stock Market, and its failure to pay its 2003 annual listing fees and certain fees incurred for listing additional shares in 2002. divine does not intend to appeal the delisting.

About divine, inc.

        divine, inc., (Nasdaq: DVIN) is focused on extended enterprise solutions. Through professional services, software services and managed services, divine extends business systems beyond the edge of the enterprise throughout the entire value chain, including suppliers, partners and customers. divine offers single-point accountability for end-to-end solutions that enhance profitability through increased revenue, productivity and customer loyalty. The company provides expertise in collaboration, interaction and knowledge solutions that enlighten, empower and extend enterprise systems. For more information, visit the company's Web site at www.divine.com.

# # #

© 2003 divine, inc. divine is a trademark of divine, inc. All other trademarks, trade names and service marks referenced herein are the properties of their respective companies.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

        The statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, many of which are outside of divine's control, and actual results may differ materially. For further information about these and other risks, uncertainties, and contingencies, please review the disclosure under the caption "Risk Factors" in divine's most recently filed Form 10-K, and under the caption "Special Note on Forward-Looking Statements" in divine's most recent Forms 10-K and 10-Q filed with the SEC. When used in this release and documents referenced, the words "intend," "anticipate," "believe," "estimate," "will," and "expect" and similar expressions as they relate to the divine or its management are intended to identify such forward-looking statements. You should not place undue reliance on these forward-looking statements, which reflect management's analysis, judgment, belief, or expectation only as of the date hereof. divine undertakes no obligation to publicly revise these forward-looking statements or risks, uncertainties, or contingencies to reflect events or circumstances that arise after the date hereof.

QuickLinks

  EXHIBIT 99.1